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                                                                   Exhibit 17(b)

                                CODE OF ETHICS
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                  The Lincoln National Life Insurance Company
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I.   CREDO:
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It is the duty of all employees, officers and directors of The Lincoln National
Life Insurance Company ("Lincoln Life") to conduct themselves with integrity, and at all times to place the interests of shareholders and clients first. In the interest of this Credo, all personal securities transactions will be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility. The fundamental standard of this Code is that personnel should not take any inappropriate advantage of their positions.

Rule 17j-1, as amended, under the Investment Company Act of 1940 (the "Rule") makes it unlawful for certain persons, including any employee, officer or director, any investment adviser and sub-adviser, and any principal underwriter in connection with the purchase or sale by such person of a security held or to be acquired by a registered investment company:

 .    To employ any device, scheme or artifice to defraud;

 .    To make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

 .    To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

 .    To engage in any manipulative practice.

The Rule also requires Lincoln Life, as the Adviser and principal underwriter for the Lincoln National Variable Annuity Fund A, and each Sub-Adviser, to adopt a written Code of Ethics ("Code") containing provisions reasonably necessary to prevent certain persons from engaging in acts in violation of the above standard. The Rule also requires Lincoln Life and each Sub-Adviser to use reasonable diligence and to institute procedures reasonably necessary to prevent violations of the Code.

This Code of Ethics is being adopted by The Lincoln National Life Insurance Company in compliance with the requirements of Rule 17j-1, as amended, and to effect the purpose of the Credo set forth above.

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II.  Definitions:
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"Access Person" means any director, officer, general partner, or Advisory Person of the Adviser, who with respect to the Fund, makes any recommendation, participates in the determination of which recommendations will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning the recommendation on Covered Securities being made by the Adviser to the Fund. Those persons deemed Access Persons will be notified of this designation.

For purposes of this definition, "Access Person" when used with the reference to Lincoln Life, shall be deemed to include designated employees of Lincoln Investment Management, Inc., the adviser for Lincoln Life; Vantage Global Advisors, the Sub-Adviser for the Lincoln National Variable Annuity Fund A; and Lincoln Life employees who provide investment management related services for the Adviser and/or Lincoln National Variable Fund A.

"Adviser" means The Lincoln National Life Insurance Company.

"Advisory Person" means: (i) any employee of the Fund, Adviser, or Sub-Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities, or whose functions relate to the making of any recommendations with respect to the purchase or sales of a security; and (ii) any natural person in a control relationship to the Fund or Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sales of Covered Securities by the Fund.

"Affiliated Adviser" means Lincoln Investment Management, Inc. ("LIM").

"Beneficial Ownership" shall be as defined in Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Beneficial Ownership means, among other things, the powers to (i) vote or control the voting securities; (ii) transfer securities or control their transfer; (iii) receive income from securities or control the disposition of the income; or (iv) receive or control the disposition of the proceeds through liquidation.

Generally speaking, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security, is a "beneficial owner" of the security.

For example, a person is normally regarded as the beneficial owner of securities held by members of his or her immediate family sharing the same household. Additionally, ownership of derivative securities such as options, warrants or convertible securities which confers the right to acquire the underlying security at a fixed price constitutes Beneficial Ownership of the underlying security itself.

"Compliance Committee" means the committee of Lincoln Investment Management, Inc. which consists of its Board of Directors, senior investment personnel, and the Compliance Director.

"Compliance Director" means the individual designated by Lincoln Investment Management, Inc. to make decisions and offer advice regarding Rule 17j-1, as amended, and the Code of Ethics.

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"Control" shall mean investment discretion in whole or in part of an account regardless of Beneficial Ownership, such as an account for which a person has power of attorney or authority to effect transactions.

"Covered Security" shall have the meaning as set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include:

   . Direct obligations of the Government of the United States;
   . Bankers' acceptances and bank certificates of deposit;
   . Commercial paper;
   . High Quality Short-term Debt Instruments including repurchase agreements;
     and
   . Shares of open-end registered investment companies.

In addition, the purchase, sale or exercise of a derivative security shall constitute the purchase or sale of the underlying security. However, the purchase or sale of the debt instrument of an issuer which does not give the holder the right to purchase the issuer's stock at a fixed price, does not constitute a purchase or sale of the issuer's stock.

"Fund" means the Lincoln National Variable Annuity Fund A.

"General Counsel" shall mean both the General Counsel of Lincoln Life and the General Counsel of Lincoln Investment Management, Inc.

"High Quality Short-term Debt Instruments" shall mean any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

"Investment Personnel" means: (i) any employee of the Fund, Adviser or Sub-Adviser, who, in connection with his or her regular functions or duties, makes or participates in the making of investment decisions; (ii) any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund. Investment Personnel by definition are Access Persons.

Security being "considered for purchase or sale" or "being purchased or sold" means when a recommendation to purchase or sell a security has been made and communicated to the trading desk and with respect to the person making the recommendation, when such person seriously considers making, or when such person knows or should know that another person is seriously considering making, such a recommendation.

Security "held or to be acquired" by the Fund means (i) any Covered Security which, within the most recent fifteen days (a) is or has been held by a fund; or
(b) is being, or has been, considered by the Fund or its Adviser for purchase by a fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a covered security.

"Sub-Adviser" means any sub-adviser with whom the Adviser has entered into a written agreement pertaining to the management of the Fund's assets. Vantage Global Advisors is a Sub-Adviser.

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III. Prohibited Activities
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A.   The following restrictions apply to all Access Persons.

     (1) No Access Person shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 17j-1.

     (2) No Access Person shall purchase or sell, directly or indirectly, any security which to his or her knowledge is being actively considered for purchase or sale by the Fund; except that this prohibition shall not apply to:

          (a) purchases or sales that are non-volitional on the part of either the person or a fund;

          (b) purchases which are part of an automatic dividend reinvestment plan;

          (c) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

          (d) other purchases and sales specifically approved by the Compliance Director, with the advice of Lincoln Investment Management, Inc.'s General Counsel and/or the Compliance Committee, and deemed appropriate because of unusual or unforeseen circumstances. A list of securities excepted will be maintained by the Compliance Director.

B. In addition to the requirements noted in Section A, the following additional restrictions apply to all Investment Personnel.

     (1) No Investment Personnel may execute a buy or sell order for an account in which he or she has Beneficial Ownership or control within seven
          (7) calendar days before or after the Fund he or she manages trades in that security.

     (2) Each Investment Personnel's personal transactions must be pre-cleared by using the Adviser's trading compliance system or a personal transaction pre-clearance form. The pre-clearance must be submitted prior to entering any orders for personal transactions. Pre-clearance is only valid for the day the form is submitted. If the order is not executed the same day, the pre-clearance form must be resubmitted.

     (3) All Investment Personnel are prohibited from purchasing any initial public offering.

     (4) All Investment Personnel are prohibited from purchasing any private placement without express PRIOR written consent from the Compliance Director. All private placement holdings are subject to disclosure to the Compliance Director. Any Investment Personnel that holds a private placement must receive permission from the Compliance

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          Director prior to any participation by such person in the Fund's consideration of an investment in the same issuer.

     (5) All Investment Personnel are prohibited from receiving anything of more than a de minimis value from any person or entity that does business with or on behalf of the Fund. Things of value may include, but not be limited to, travel expenses, special deals or incentives.

     (6) All Investment Personnel require PRIOR written approval from the Compliance Director before they may serve on the board of directors of any public company.


IV.  Required Reports
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 A.  The following reports are required to be made by all Access Persons and
     Investment Personnel.

     (1) Provide an initial holdings report no later than 10 days after being named an Access Person that discloses all securities beneficially owned, either directly or indirectly, by the Access Person.

     (2) Provide an annual holdings report containing information regarding all beneficially owned, either directly or indirectly, securities holdings. This report must be current as of a date no more than 30 days before the report is submitted.

     (3) Disclose brokerage relationships at employment and at the time of opening any new brokerage account.

     (4) Direct their brokers to supply to the Compliance Director, on a timely basis, duplicate copies of all confirmations and statements for all securities accounts.

     (5) Submit to the Compliance Director, no later than the tenth (10) day after the end of each calendar quarter, a personal transaction summary showing all transactions in securities in accounts which such person has or acquires any direct or indirect beneficial ownership.

     Every report will contain the following information:

          (a) the date of the transaction, the name and the number of shares, interest rate and maturity date (if applicable), and the principal amount of each Covered Security involved;

          (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

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          (c)  the price at which the transaction was effected;

          (d)  the name of the broker, dealer or bank effecting the transaction.

          (e)  the date the report is submitted.

     (6) All Access Persons and Investment Personnel must annually certify that they have read and complied with this Code of Ethics and all disclosure and reporting requirements contained therein.


V.   Administrative Procedures
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A.   The Compliance Director will identify all Access Persons and Investment
     Personnel and will notify them of this classification and their obligations under this Code. The Compliance Director will also maintain procedures regarding the review of all reports required to be made under Rule 17j-1.

B. The Compliance Director shall report to General Counsel and the Compliance Committee any apparent violations of the prohibitions or reporting requirements contained in this Code of Ethics. They will review the reports made and determine whether or not the Code of Ethics has been violated and shall determine what sanctions, if any, should be imposed in addition to any that may already have been imposed. On a quarterly basis, a summary report of material violations of the Code and the sanctions imposed will be made to the Compliance Committee. In reviewing this report, the Compliance Committee will consider whether the appropriate sanctions were imposed. When the Compliance Director and General Counsel find that a transaction otherwise reportable above could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-1(b), they may, in their discretion, lodge a written memorandum of such finding in lieu of reporting the transaction.

C. The Board of Managers ("Board") of the Fund, including a majority of Independent Managers, must approve the Fund's Code, as well as the Code of the Adviser and Sub-Adviser. If an Adviser or Sub-Adviser makes a material changes to its Code, the Board must approve the material change within six months. The Board must base its approval of a Code of Ethics, or a material change to a Code, upon a determination that the Code contains provisions reasonable necessary to prevent Access Persons from violating the anti-fraud provisions of the Rule 17j-1.

D. At least once a year, the Board must be provided a written report from each Rule 17j-1 organization that (1) describes issues that arose during the previous year under the Code or procedures applicable to the Rule 17j-1 organization, including, but not limited to, information about material Code or procedure violations and sanctions imposed in response to those material violations and (2) certifies to the Board that the Rule 17j-1 organization has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.

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VI.  Confidentiality
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     The Compliance Director shall keep all information and reports from any
     Access Person or Investment Personnel in strict confidence, subject only to disclosure as required by law or to the Compliance Committee as deemed necessary for compliance purposes.

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